EXHIBIT 99.1

Tarragon Corporation Completes Private Placement of $50 Million 8.00 Percent Senior Convertible Notes Due 2009, Through Lazard Freres & Co LLC

NEW YORK, Sept. 16 — Tarragon Corporation (Nasdaq: TARR) announced today that it has completed the sale of $50 million principal amount of 8.00 percent senior convertible notes due 2009 (“convertible notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) in which Lazard Freres & Co LLC acted as initial purchaser. This amount includes $10 million principal amount of the convertible notes issued pursuant to an over-allotment option granted to Lazard. The notes are general senior, unsecured obligations and will rank equally in right of payment with other current and future unsubordinated, unsecured indebtedness.

The convertible notes bear interest at a rate of 8.00 percent per annum and are initially convertible into Tarragon common stock at a conversion rate of 54.4662 shares per $1,000 principal amount of the notes (equal to an initial conversion price of $18.36 per share of common stock), subject to adjustment in certain circumstances.

Tarragon may not redeem the convertible notes prior to September 16, 2007, after which time Tarragon may redeem the notes for cash in whole or in part upon written notice, if such notice is given within 15 trading days after the end of any period of 30 consecutive trading days in which the closing price of the common stock on The Nasdaq Stock Market equals or exceeds 150 percent of the applicable conversion price for 20 of those 30 trading days. The redemption price will be 100 percent of the principal amount of the note plus accrued and unpaid interest, if any.

Upon the occurrence of a fundamental change, Tarragon may be required to repurchase the notes for cash at a purchase price equal to 100 percent of the principal amount of the notes, plus accrued and unpaid interest, if any, plus, under certain circumstances, a make-whole premium.

The convertible notes and the common stock issuable upon conversion of the convertible notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause our actual results or performance to differ materially from those expressed or implied

Exhibit 99.1 Page 1

in such statements. We make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about us and our various risk factors, please see our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Contact:	Allen & Caron Inc.	or	Tarragon Corporation
	Michael Lucarelli (investors)		William S. Friedman
	(212) 691-8087		(212) 949-5000
	m.lucarelli@allencaron.com		wfriedman@tarragoncorp.com

or

Len Hall (media) (949) 474-4300 len@allencaron.com

Exhibit 99.1 Page 2